Filed pursuant to
                                           Rule 424(b)(3)
                                           File No. 333-34333-01

Pricing Supplement No. 1045 dated August 17, 1998
(To Prospectus dated September 26, 1997 and
Prospectus Supplement dated October 21, 1997)

                    XEROX CAPITAL (EUROPE) PLC
                   Medium-Term Notes, Series E
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $300,000,000
Issue Price: $300,000,000 (100% of Principal Amount)
  (see below under "If as Principal")
Agent's Discount or Commission: None (see below under "If as
   Principal")
Net proceeds to Company: $300,000,000 (100% of Principal Amount)
Original Issue Date (Settlement Date): August 20, 1998
Maturity Date: August 20, 1999
Agent(s): Chase Securities Inc.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ This Note is being offered at varying prices
      related to prevailing market prices at the time of resale.
  / / This Note is being offered at a fixed initial
      public offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000

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                             INTEREST
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/x/ Floating Rate (see Base Rate specified below)

    Base Rate: LIBOR
    Designated LIBOR Page: LIBOR-Telerate page 3750
    Index Maturity: 3-month LIBOR
    Initial Interest Rate: The Initial Interest Rate from the Original
       Issue Date to the first Interest Reset Date shall be calculated in accordance with the provisions hereof and the provisions of the Prospectus and Prospectus Supplement to which this Pricing Supplement relates; provided, that, solely for purposes of calculating the Initial Interest Rate, the Original Issue Date shall be deemed to be the first Interest Reset Date.
    Interest Payment Date(s): Quarterly on the 20th of November,
        February and May, and at maturity
    Interest Reset Period: Quarterly
    Interest Reset Date(s): Interest Payment Date(s)
    Spread (+/-): minus 0.11%
    Calculation Agent: Citibank, N.A.
__________________________________________________________________

    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
__________________________________________________________________

Early redemption at Company's option:
  /X/ No    / / Yes (see below)

Early repayment at Holder's option:
  /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
__________________________________________________________________

                XEROX OVERSEAS AND XEROX CAPITAL

On October 31, 1997, Xerox Capital changed its name from Rank Xerox Capital (Europe) plc to Xerox Capital (Europe) plc and became a wholly-owned subsidiary of Xerox Overseas Holdings PLC ("Xerox Overseas"). On April 28, 1998, Xerox Overseas re-registered as a private limited company under the name Xerox Overseas Holdings Limited pursuant to the laws of England and Wales. Xerox Capital and Xerox Overseas remain wholly-owned indirect subsidiaries of Xerox Corporation.